Exhibit 99.1

Press Release

October 20, 2010

LCNB CORP. REPORTS FINANCIAL RESULTS FOR

THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010

LCNB Corp. today announced net income available to common shareholders of $1,989,000 ($0.30 basic and diluted earnings per common share) and $6,953,000 ($1.04 basic and $1.03 diluted earnings per common share) for the three and nine months ended September 30, 2010, respectively.  This compares to $1,837,000 ($0.27 basic and diluted earnings per common share) and $4,932,000 ($0.74 basic and diluted earnings per common share) for the same three and nine-month periods in 2009.  The increase in net income available to common shareholders for the nine-month comparative period resulted primarily from increases in net interest income and non-interest income.  In addition, preferred stock dividends and discount accretion reduced net income available to common shareholders for the nine months ended September 30, 2009 by $514,000.  LCNB did not have these costs during 2010 because the preferred stock was redeemed from the U.S. Department of the Treasury in October 2009.  The increase in net income available to common shareholders for the three-month comparative period resulted primarily from a decrease in the provision for loan losses, the absence of $206,000 of preferred stock dividends and discount accretion recognized during the 2009 period,  and increases in net interest income and non-interest income.

Net loan charge-offs for the first nine months of 2010 and 2009 totaled $1,694,000 and $639,000, respectively.  Non-accrual loans and loans past due 90 days or more and still accruing interest totaled $3,245,000 or 0.71% of total loans at September 30, 2010, compared to $3,863,000 or 0.84% of total loans at December 31, 2009.  Other real estate owned (which includes property acquired through foreclosure or deed-in-lieu of foreclosure and also includes property deemed to be in-substance foreclosed) and other repossessed assets totaled approximately $2,157,000 at September 30, 2010 and $2,470,000 at December 31, 2009.  The reduction was primarily due to valuation write-downs.

Net interest income for the three and nine months ended September 30, 2010 increased $69,000 and $904,000, respectively, over the comparative periods in 2009 primarily due to growth in interest-earning assets and a reduction in general market rates.  Non-interest income for the three and nine-month periods in 2010 was $141,000 and $932,000 greater than the comparative periods in 2009.   The three month period was greater primarily due to an increase in gains from sales of mortgage loans resulting from a greater volume of sales during the 2010 period.  The nine month period was greater primarily due to death benefits received from bank owned life insurance during the second quarter 2010 and an increase in gains from sales of investment securities.

Non-interest expense for the three and nine months ended September 30, 2010 increased $668,000 and $44,000, respectively, from the comparative periods in 2009.  The increase for the three month period was primarily due to write-downs in other real estate owned properties totaling $305,000 and increases in salaries and wages and employee benefits.  The increase for the nine-month period is primarily due to write-downs of other real estate owned properties totaling $389,000 and increases in salaries and wages and employee benefits.  These increases were largely offset by the absence of an industry-wide FDIC special assessment of $325,000 that LCNB recognized during the second quarter 2009 and the absence of a $722,000 one-time pension plan related charge recognized in the first quarter 2009.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio.  Affiliates of LCNB Corp. are LCNB National Bank, with 25 offices located in Warren, Butler, Montgomery, Clinton, Clermont, and Hamilton Counties, Ohio, and Dakin Insurance Agency, Inc.  Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the internet at www.lcnb.com and www.dakin-ins.com.

Certain matters disclosed herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.